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Exhibit 99.2

NEWS
For immediate release

Contact:	Timothy J. Romenesko Vice President, Chief Financial Officer (630) 227-2090 e-mail address: tromenesko@aarcorp.com Web address: www.aarcorp.com

AAR PRICES CONVERTIBLE NOTES

        WOOD DALE, ILLINOIS (January 29, 2004)—AAR (NYSE: AIR) (the "Company") today announced that it has priced $75.0 million principal amount of 2.875% convertible senior notes due February 1, 2024 (the "Notes"). AAR has also granted an option to the initial purchasers for up to an additional $15.0 million in principal amount of Notes. The senior, unsecured Notes will be convertible, under certain circumstances, into approximately 4.03 million shares of AAR common stock at a conversion price of $18.59 per share. The sale of the Notes is expected to close on February 3, 2004. The Company intends to use the net proceeds from this sale to repurchase accounts receivable that have been securitized, to repay a portion of its higher interest rate indebtedness and for general corporate purposes.

        The Notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered nor sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        AAR CORP. is a leading provider of products and value-added services to the worldwide aerospace/aviation industry. Products and services include proprietary inventory management and logistic support services encompassing supply, repair and manufacture of spare parts and systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world.

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        This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled "Factors Which May Affect Future Results", included in the Company's May 31, 2003 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company's control. The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR's filings with the Securities and Exchange Commission.

One AAR Place    •    1100 N. Wood Dale Road    •    Wood Dale, Illinois 60191 USA     •    1-630-227-2000 Fax 1-630-227-2101

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  Exhibit 99.2